CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
First South Bancorp, Inc.
Washington, North Carolina


We consent to the use of our reports dated March 7, 2006, with respect to the consolidated financial statements of First South Bancorp, Inc. and Subsidiary, management's assessment of the effectiveness on internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in First South Bancorp, Inc's 2005 Annual Report on Form 10-K.



/s/ Dixon Hughes PLLC
Sanford, North Carolina
March 22, 2006